Exhibit (a)(5)(c)

AUDIoCODES LTD.
OFFER TO PURCHASE FOR CASH
Up to 3,000,000 OF ITS OUTSTANDING ORDINARY SHARES AT
$4.35 NET PER SHARE

SUMMARY OF PROCEDURES TO TENDER SHARES

June 21, 2016

On June 16, 2016, AudioCodes Ltd. (“AudioCodes”) commenced an offer, in the U.S. and Israel, to purchase up to 3,000,000 of its ordinary shares, nominal (par) value NIS 0.01 per share (“AudioCodes shares”), for $4.35 per share. The offer expires at 10:00 a.m. New York time or 5:00 p.m. Israel time on Wednesday, July 20, 2016, unless we extend it (the “Offer Expiration”).

This is a brief summary of the procedures for tendering your AudioCodes shares. This summary is not a substitute for the more detailed information contained in the Offer to Purchase and the transmittal documents that apply to you. The Offer to Purchase provides information about historical trading prices of AudioCodes shares, procedures for withdrawing AudioCodes shares after you have already tendered them in the offer, the material U.S. and Israel tax consequences to shareholders of tendering AudioCodes shares in the offer and other important information concerning AudioCodes and the offer. Copies of the Offer to Purchase and the transmittal documents are being delivered to AudioCodes’ shareholders.

Neither we nor our board of directors makes any recommendation to you as to whether you should or should not tender your AudioCodes shares in the offer. You must make your own decision as to whether to tender your shares and, if so, how many AudioCodes shares to tender. We recommend that you carefully read the entire Offer to Purchase and the transmittal documents delivered to you prior to making any decision regarding whether to tender your shares.

How do I tender my AudioCodes shares?

This depends on the manner in which you hold your AudioCodes shares; follow the procedure below that applies to you.

•	If you are named as a holder of the AudioCodes shares in AudioCodes’ Register of Shareholders in Israel (a “Listed Holder”): Tender your AudioCodes shares to Mizrahi Tefahot Bank, Ltd. (the “Israeli Depositary”) at its address below. You must deliver to the Israeli Depositary, prior to the Offer Expiration: (1) a share certificate or share certificates representing your AudioCodes shares together with a Share Transfer Deed (attached to the Offer to Purchase as published in Israel), accompanied by (2) an Acceptance Notice of a Listed Holder (attached to the Offer to Purchase as published in Israel) duly signed by you or your duly authorized attorney-in-fact. Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours. The Israeli Depositary will hold such documents delivered to it as trustee until the Offer Expiration.

•	If you hold your AudioCodes shares through a Tel-Aviv Stock Exchange (“TASE”) member (an “Unlisted Holder”): Notify the Israeli Depositary, via the TASE member with which your securities deposit is managed, of your tender by delivering of an Acceptance Notice of an Unlisted Holder (attached to the Offer to Purchase as published in Israel) to the TASE member, duly signed by you or your duly authorized attorney-in-fact. The Acceptance Notice of an Unlisted Holder must be submitted to the TASE member with which your securities deposit is being managed, on an Israeli business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), before the Offer Expiration. We recommend that you check at what time you may submit the Acceptance Notice with the TASE member with which your securities deposit is managed (especially on the day of the Offer Expiration). Each of the TASE members is required to deliver to the Israeli Depositary one Acceptance Notice of TASE Member (attached to the Offer to Purchase as published in Israel) representing all Acceptance Notices delivered to such TASE member by Unlisted Holders.

All other holders of AudioCodes shares who hold their shares in book-entry form: Tender your AudioCodes shares to American Stock Transfer & Trust Company, LLC (the “U.S. Depositary”), by instructing the broker or other financial institution that holds the shares on your behalf to complete a book-entry transfer of the AudioCodes shares to the U.S. Depositary’s designated account the Depository Trust Company (“DTC”) before the Offer Expiration. In addition, (1) an Agent’s Message (delivered by your broker or other financial institution on your behalf) (or a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees), (2) a completed Declaration of Status for Israeli Income Tax Purposes form and (3) either an IRS Form W-9 (for U.S. holders) or IRS Form W-8BEN or other applicable IRS Form W-8 (for non-U.S. holders), must be delivered before the Offer Expiration. An “Agent’s Message” means a message, transmitted by DTC to, and received by, the U.S. Depositary and forming part of the book-entry confirmation, that confirms that your tender is bound by the terms of the Letter of Transmittal.

Who can I call if I have questions about the offer?

You can call Alliance Advisors LLC, our Information Agent, at their telephone numbers below, with questions or to obtain copies of the Offer to Purchase and transmittal documents. The contact information for the Israeli Depositary (for Listed Holders and Unlisted Holders as described above) and the U.S. Depositary (for all other AudioCodes shareholders) is also set forth below.

The U.S. Depositary for the offer is:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

The Israeli Depositary for the offer is:

By hand/overnight courier: Mizrahi Tefahot Bank, Ltd., Finance Division, Securities Operation Department 7 Jabotinsky St., Ramat-Gan 5252007, Israel Attn: Mr. Pavel Pravikov Telephone: +972-3-755-9275

The Information Agent for the offer is:

200 Broadacres Drive, 3rd Fl.

Bloomfield, NJ 07003
U.S. and Canada: +1-855-325-6673 (Toll-Free)

International: +1-973-873-7780 (Collect)

Additional Information and Where to Find It

THIS IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY AUDIOCODES SHARES. THE TENDER OFFER DESCRIBED IN THIS SUMMARY WILL ONLY BE MADE THROUGH THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS. ALL HOLDERS OF AUDIOCODES SHARES SHOULD READ THE TENDER OFFER MATERIALS, WHICH WERE FILED BY AUDIOCODES AS EXHIBITS TO A SCHEDULE TO-I FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE ISRAELI SECURITIES AUTHORITY (ISA) ON JUNE 16, 2016.

HOLDERS OF AUDIOCODES SHARES SHOULD READ THE TENDER OFFER MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. IMPORTANT DISCLOSURE RELATING TO TAX CONSIDERATIONS APPLICABLE TO THE TENDER OFFER, INCLUDING AS TO A TAX RULING IN ISRAEL THAT AUDIOCODES RECEIVED WITH RESPECT TO THE WITHHOLDING TAX RATES APPLICABLE TO THE OFFER, IS INCLUDED IN THE OFFER TO PURCHASE. SHAREHOLDERS ARE URGED TO REVIEW THIS DISCLOSURE CAREFULLY AND TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF TENDERING SHARES IN THE TENDER OFFER.

THE TENDER OFFER MATERIALS AND OTHER FILED DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ON THE ISA’S WEBSITE AT HTTP://WWW.MAGNA.ISA.GOV.IL, AND WILL ALSO BE MADE AVAILABLE WITHOUT CHARGE TO ALL SHAREHOLDERS BY CONTACTING ALLIANCE ADVISORS LLC, THE INFORMATION AGENT, AT THE ADDRESS OR TELEPHONE NUMBERS SET FORTH ABOVE. SHAREHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.